Exhibit 17.3

To: eWellness Healthcare Corporation

From: David Markowski (CFO & Director)

Date: July 22, 2022 (10:00 A.M.)

RE: Resignation of all Company Positions

Please be advised that effective July 22, 2022 at 10:00 a.m., I, David Markowski, hereby resign any and all positions as a director and/or officer positions with eWellness Healthcare Corporation (the “Company”). I have had no disagreements with the Company on any matter relating to its operations, policies or practices.

Thank you,

/s/ David Markowski

David Markowski